Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

DISTRIBUTED ENERGY REPORTS RECEIPT OF NOTIFICATION

OF DELISTING FROM NASDAQ

WALLINGFORD, CT – June 12, 2008 – On June 6, 2008, Distributed Energy Systems Corp. (Nasdaq: DESC) received a Staff Determination Letter from The Nasdaq Stock Market (“Nasdaq”) indicating that, as a result of Distributed Energy Systems’ filing for protection under Chapter 11 of the U.S. Bankruptcy Code, Nasdaq has determined that Distributed Energy Systems’ securities will be delisted from Nasdaq in accordance with the discretionary authority granted to Nasdaq under Marketplace Rules 4300 and IM-4300.

Distributed Energy Systems does not intend to appeal this determination, and, as a result, trading of Distributed Energy Systems’ common stock will be suspended at the opening of business on June 17, 2008, and a Form 25-NSE will be filed with the Securities Exchange Commission to remove Distributed Energy Systems’ securities from listing and registration on Nasdaq.

About Distributed Energy Systems Corp.

Distributed Energy Systems Corp. (Nasdaq: DESC) creates and delivers wind and hydrogen power solutions to a decentralized energy marketplace, giving users greater control over their energy cost, quality, and reliability. Northern Power Systems, the company’s wind division, has a history of leadership in wind power. The company’s installed base of turbines has logged almost 2 million kilowatt-hours of production to date. The Northwind 100 is the company’s branded 100kW wind turbine and is most widely known for helping wind-diesel customers in isolated communities save money and improve their power portfolio. More recently, the Northwind 100 has been penetrating the mainstream marketplace and providing wind power in grid-connected applications. For more information, visit www.distributed-energy.com.

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Statements contained herein that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as “anticipates,” “believes,” “could,” “expect,” “intend,” “may,” “might,” “should,” “will,” and “would” and other forms of these words or similar words are intended to identify forward-looking information. Distributed Energy’s actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors. Distributed Energy disclaims any obligation to update these forward-looking statements. Factors that could cause results to differ materially from those contained in Distributed Energy’s forward-looking statements include, but are not limited to, our failure to perform contracts for customers profitably, or complete development of our products, the failure of our products to achieve commercial acceptance, our inability to expand our production facilities, manufacture our products at commercially acceptable costs or establish distribution relationships, the impact of competitive products, and other factors detailed in Distributed Energy’s Form 10-K for the year ended December 31, 2007, and other filings Distributed Energy may make from time to time with the SEC.

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

(NASDAQ: DESC)

Contact:

Peter Tallian, Chief Financial Officer

Distributed Energy Systems

(203) 678-2148

ptallian@distributed-energy.com